EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

March 5, 2020

Board of Directors of Beyond Wellness International, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated March 4, 2020, with respect to the balance sheets of Beyond Wellness International, Inc. as of March 31, 2019 and 2018 and the related statements of operations, shareholders’ equity/deficit and cash flows for the fiscal year periods thus ended and the related notes to the financial statements.

/s/ MaughanSullivan LLC

Manchester, VT

March 5, 2020

April 24, 2020